Pricing Supplement Dated October 20, 2003                  Rule 424(b)(3)
(To Prospectus Dated February 20, 2001)                    File No. 333-55440

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
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Agent:                       Lehman Brothers, Merrill Lynch & Co., Bear Stearns
                             J.P. Morgan Securities, Inc.
Principal Amount:            $1,200,000,000.00
Agent's Discount
  or Commission:             $    1,200,000.00
Net Proceeds to Company:     $1,198,800,000.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  10/20/03
Maturity Date:               10/20/05
CUSIP:                       37042WG88
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Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                                 (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each January 20, April 20, July 20 and October 20.
                        The first  interest  reset  date
                        will be October 20, 2003. The final interest reset date will be July 20, 2005.

Interest Payment Dates: Each January 20, April 20, July 20 and October 20,
                        commencing January 20, 2004 and ending October 20, 2005.

Index Maturity:         3 Months
Spread (+/-):           +1.250%

Day Count Convention:
      /X/ Actual/360 for the period from 10/20/03 to 10/20/05
      / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry              / /  Certificated

Other: /X/  Principal               / /  Agent
If as principal:
         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         /X/ The Notes are beings offered at a fixed initial public offering price of 100% of principal amount.
If as agent:
         The Notes are being offered at a fixed initial public offering price of XX% of principal amount.